Exhibit 12(a)

                             BNP U.S. FUNDING L.L.C.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (in thousands, except ratios)


                                                                 Three-month
                                                                 period ended
                                                                March 31, 2003
                                                                 (unaudited)
                                                                --------------

Net income                                                         $  6,251
                                                                    =======
Fixed charges
      Audit fees                                                          6
      Trustee fees                                                       39
      Administrative and consulting fees                                286
                                                                    -------
Total fixed charges                                                     331
                                                                    -------
Earnings before fixed charges                                      $  6,582

Fixed charges, as above                                                 331
                                                                    -------
Ratio of earnings to fixed charges                                    19.89
                                                                    -------